UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2014

ENERJEX RESOURCES, INC.

(Exact Name of Registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-30234	88-0422242
(Commissioner File Number)	(IRS Employer Identification No.)

4040 Broadway, Suite 508, San Antonio, Texas 78209

(Address of principal executive offices)

(210) 451-5545

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

On October 15, 2014, EnerJex Resources, Inc. announced that it had acquired leasehold interests covering 4,040 gross (3,945 net) acres in Weld County, Colorado from multiple third parties.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Officers.

(c) Election of a New Officer

On October 15, 2014, EnerJex Resources, Inc. (the “Company”), appointed Kent Roach, as the Company’s Executive Vice President of Engineering, whose employment will begin on October 20, 2014.

There are no arrangements or understandings between Mr. Roach and any other person pursuant to which Mr. Roach was elected as Executive Vice President of Engineering.

Kent Roach. Mr. Roach, age 48, has 25 years of engineering experience from such prior companies as Occidental Petroleum Corporation, Exxon Mobil Corporation, Newfield Exploration, and Encore Acquisition Company, which was acquired by Denbury Resources. Mr. Roach has diverse reservoir engineering experience with extensive qualifications in identifying and assessing production and reserve growth opportunities. In addition, Mr. Roach has a strong background in preparing geologically based, fit-for-purpose, capital-efficient development programs that leverage modern technologies. Mr. Roach's strengths include reservoir simulation, enhanced oil recovery, unconventional resource assessment, asset development planning, reserve engineering, and geologic modeling. Mr. Roach's recent work focused on the horizontal Wolfcamp play in West Texas and the Zubair Field in Southern Iraq, one of the largest oil fields in the world. Mr. Roach received his Bachelor of Science degree in Petroleum Engineering from University of Missouri Rolla.

There have been no transactions, nor are there any currently any proposed transactions, in which the Company was or is to be a participant and in which Mr. Roach or any member of his immediate family had, or will have, a direct or indirect material interest.

Item 9.01  Financial Statements and Exhibits

(d)	Exhibits.

99.1	Press Release dated October 15, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERJEX RESOURCES, INC.

Date: October 15, 2014	By:	/s/ Robert G. Watson, Jr.
Robert G. Watson, Jr. Chief Executive Officer and
President